CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
T. Rowe Price Summit Municipal Funds, Inc.

     We consent to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement of T. Rowe Price Summit Municipal Funds, Inc. (the "Fund") on Form N-1A (File Number 033-50321) of our report dated November 21, 1997, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended October 31, 1997, which is incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.

     /s/Coopers & Lybrand L.L.P.
     COOPERS & LYBRAND L.L.P.

Baltimore, Maryland
February 19, 1998